                                                                   EXHIBIT 10(B)

             APPENDIX A TO CREDIT AND SECURITY AGREEMENT (REVOLVER)

     This Appendix A which is attached to and a part of the Credit and Security Agreement (Revolver), dated as of July 9, 1997, between Astrex Inc., a Delaware corporation, (the "Borrower"), T.F. Cushing, Inc., a Massachusetts corporation ("TFCI"), and Fleet National Bank, a national banking association, having offices at One Landmark Square, Stamford, Connecticut 06901, (the "Lender" or "Bank"), as same may be amended, supplemented or otherwise modified from time to time (the "Credit Agreement"), is a glossary of certain defined terms which may be used in the Credit Agreement and/or other Financing Documents and is part of the substantive agreement of the Borrower and the Lender.

     "ACCOUNT": as defined in the UCC as in effect in Connecticut on the date hereof.

     "AFFILIATE": of any Person shall mean (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any other Person who is a director or executive officer of or is in the same family as (i) such Person, (ii) any Subsidiary of such Person or (iii) any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, to (i) vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "APPLICABLE  LAW":  all  applicable  provisions  of all (a)  constitutions,
statutes,  laws,  rules,   regulations,   guideline  ordinances  and  orders  of
governmental bodies, (b) Governmental Approvals and (c) orders, decisions, rulings, judgments and decrees of all courts and arbitrators.

     "AVEST" or "Avest": AVest, Inc., a Delaware corporation.

     "BANKRUPTCY CODE": as defined in Section 7.1(i) of the Credit Agreement.

     "BORROWER'S QUESTIONNAIRE": the Borrower's Questionnaire of even date herewith.

     "BORROWING BASE": as of any particular time, the sum of (i) eighty-five percent (85%) of the amount of the then Eligible Receivables and (ii) the lesser of (a) twenty-five percent (25%) of the amount of the then Eligible Inventory or
(b) $1,000,000.00; provided that it is further understood and agreed that for purposes of calculating the Borrowing Base, (1) Eligible Inventory of TFCI shall not exceed $500,000, (2) Eligible Receivables of TFCI shall not exceed $500,000 and (3) Eligible Inventory at the Massachusetts Site shall not exceed $500,000. The Lender shall have the right to decrease any such percentages provided that the Lender acts in good faith in doing so.

     "BORROWING BASE CERTIFICATE": a borrowing base certificate in the form of Exhibit C to the Credit Agreement or in such other form as the Lender may reasonably request, signed by the President of the Borrower and TFCI or other officer or employee of the Borrower or TFCI who is designated or authorized by the Borrower or TFCI or its respective President to sign the Borrowing Base Certificate (the Lender can conclusively presume that any officer or employee who executes any such Certificate is so designated or authorized unless the Borrower or TFCI, as the case may be, informs the Lender to the contrary prior to the applicable Certificate being delivered). Any differences in terms used in this Agreement and such Certificate shall not be interpreted against the Lender. At Lender's election, the Borrowing Base Certificate may be signed by Borrower and TFCI together or each of Borrower and TFCI may sign separate Borrowing Base Certificates.

     "BUSINESS DAY": any day other than Saturday, Sunday or other day in which banks are authorized to be closed in the State of Connecticut, provided, that, at the Lender's election, with respect to any Loans bearing (or to bear) interest with reference to the LIBOR Rate, Business Day shall mean a Eurodollar Business Day.

     "CASH CAPITAL EXPENDITURES": with respect to any fiscal period, all capital expenditures made by the Borrower or its Subsidiaries in such period except that portion (if any) of such capital expenditures which are financed to the extent such financing is permitted under the Credit Agreement.

     "CLOSING DATE": July 9, 1997.

     "CMLTD": with respect to any fiscal period, the aggregate of all principal and other payments (excluding interest payments) made or payable during such fiscal period on account of any and all Indebtedness (but excluding from such Indebtedness for purposes of this definition any Indebtedness which, pursuant to its original terms, was due within one year of the date such Indebtedness was created) of the Borrower and/or its Subsidiaries, all on a consolidated basis in accordance with GAAP.

     "CODE": the Internal Revenue Code of 1986, as the same may be amended from time to time.

     "COLLATERAL": as it applies to the Borrower or TFCI, as the case may be, all personal property and fixtures of the Borrower or TFCI, as the case may be (the term "Debtor" as used below in this definition shall refer to each of the Borrower and TFCI), of every kind, nature and description, including, without limitation, all of the following, in each case whether now or hereafter existing or now owned or hereafter acquired by any Debtor, or in which any Debtor otherwise at any time has any right, title or interest, and wherever located and whether or not the same is subject to Article 8 or 9 of the Uniform Commercial Code or constitutes Collateral by reason of one or more than one of the following clauses (or is mentioned once or more than once within a clause):

     (a)  all Receivables of any Debtor;

     (b)  all Equipment of any Debtor;

     (c)  all Inventory of any Debtor;

     (d)  all General Intangibles of any Debtor;

     (e) all of any Debtor's right, title and interest in and to all goods and other property, whether or not delivered, (i) the sale or lease of which gives or purports to give rise to any Receivable, including but not limited to all merchandise returned or rejected by or repossessed from customers, or (ii) securing any Receivable, including all of any Debtor's rights as an unpaid vendor or lienor, including stoppage in transit, replevin and reclamation with respect to such goods and other properties;

     (f) all guaranties, letters of credit, mortgages and other Liens on real or personal property, leases and other agreements or property securing or relating to any Receivable or other Collateral, or acquired for the purpose of securing and enforcing any item thereof;

     (g) all documents of title (as defined in the UCC as adopted in Connecticut as of the date hereof), policies and certificates of insurance, securities, chattel paper, contracts or other documents or instruments either (i) evidencing, pertaining to or in any other way relating to any and all goods (as defined in the UCC as adopted in Connecticut as of the date hereof) of any Debtor and/or (ii) in which any Debtor, at any time, otherwise has any right, title or interest;

     (h) to the extent not otherwise constituting Collateral, (i) all cash collateral accounts and (ii) all other deposit and other bank accounts, certificates of deposit, money, securities, instruments and other property of any Debtor with, in the possession of, or in transit to or from, or under the control of the Bank, and any and all other claims of any Debtor against the Lender at any time existing;

     (i) all claims (i) to any items of the Collateral, (ii) under warranties relating to any of the Collateral, and (iii) against third parties for (A) (l) loss, destruction, damage, requisition, confiscation, condemnation, seizure, forfeiture or infringement of, or damage to, and (2) payments due or to become due under leases, rentals or hires of, any and all of the Collateral and (B) proceeds payable under, and unearned premiums with respect to, any and all policies of insurance;

     (j) any and all other rights to, and payments under (or other proceeds of), any and all insurance policies and all rights to make claims thereunder;

     (k) all ledger sheets, books, records, files, customer lists, correspondence, computer hardware, printouts, computer programs, tapes, discs and related data processing software (owned by any Debtor or in which it has an interest), or any other documentation, which contain information identifying or pertaining to any of the Collateral or any account debtor or other obligor, or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof; and

     (l) any and all accessions to or substitutions for, and any and all products and proceeds

(whether cash or non-cash) of, any of the above Collateral, in whatever form.

     It is the intent of the parties that the Security Interest and Collateral cover all personal property and fixtures of each of the Borrower and TFCI of every kind, nature and description.

     "COMMITMENT LETTER": that certain letter dated June 9, 1997, from Lender to Borrower and accepted by the Borrower setting forth certain of the terms of the terms hereof.

     "COMPANY'S  QUESTIONNAIRE":   the  Company's  Questionnaire  of  even  date
herewith.

     "CONSOLIDATED CURRENT ASSETS": at any particular date, the aggregate amount of assets of the Borrower and its Subsidiaries, on a consolidated basis, as of such date which, in accordance with GAAP, may properly be classified as current assets.

     "CONSOLIDATED CURRENT LIABILITIES": at any particular date, the aggregate amount of all liabilities of the Borrower and its Subsidiaries, on a consolidated basis, as of such date which, in accordance with GAAP, may properly be classified as current liabilities and also including, notwithstanding GAAP, all Revolving Credit Loans outstanding as of such date.

     "CONSOLIDATED EBIT": for the applicable period, consolidated net earnings (or loss) of the Borrower and its Subsidiaries from continuing operations for such period before interest expense and income taxes, and excluding any extraordinary items, all determined in accordance with GAAP.

     "CONSOLIDATED EBITDA": for the applicable period, the consolidated net earnings (or loss) of the Borrower and its Subsidiaries from continuing operations for such period before interest expense, income taxes, depreciation and amortization, and excluding any extraordinary items, all determined in accordance with GAAP.

     "CONSOLIDATED LIABILITIES": at any particular date, the aggregate amount of all Liabilities of the Borrower and its Subsidiaries, on a consolidated basis.

     "CONSOLIDATED TANGIBLE NET WORTH": at any particular date, the consolidated Tangible Net Worth of the Borrower and its Subsidiaries.

     "CONTRACT": an indenture, agreement (other than the Credit Agreement), other contractual restriction, lease, or instrument.

     "DEFAULT": any event or circumstance which, with the giving of notice or passage of time or both, would become an Event of Default.

     "ELAPSED FISCAL PERIOD": shall mean the elapsed portion of any fiscal year of the Borrower ending as of the last day of any fiscal quarter of such year. For example the four Elapsed Fiscal

Periods for the Borrower's fiscal year ending March 31, 1998 would be (i) April 1, 1997 to June 30, 1997, (ii) April 1, 1997 to September 30, 1997, (iii) April 1, 1997 to December 31, 1997 and (iv) April 1, 1997 to March 31, 1998.

     "ELIGIBLE INVENTORY": Inventory of the Borrower or TFCI (valued at lesser of cost to Borrower or TFCI (as the case may be) or market value, determined on a first-in-first-out basis) which consists of finished goods and continually meets the following additional criteria:

     (i) It is in first class condition and not damaged in any way, not obsolete, not in-transit goods or goods intended to be sold by consignment sale and is saleable through normal trade channels in the Borrower's or TFCI's normal course of business and meets all applicable legal requirements;

     (ii) (a) It is new and unused, (b) it is located at either (x) the Plainview Site or (y) the Massachusetts Site and, if located at the Massachusetts Site, a maximum of $500,000 of such inventory may be included in the calculation of Eligible Inventory for purposes of determining the Borrowing Base and (c) the Lender has a first priority attached and perfected security interest in such Inventory;

     (iii) It is owned by the Borrower or TFCI and is not subject to (a) any Lien or (b) any dispute, and the Borrower or TFCI had and has the absolute, lawful, undisputed and unquestioned right to own and sell same (and to collect any Receivable which results from any potential sale thereof);

     (iv) No event has occurred and no condition exists which could impede in any material manner the Borrower's or TFCI's ability to continue to sell such Inventory in the normal course (including for normal prices);

     (v)  Eligible   Inventory  may  include  only  finished   goods  and  shall
     specifically exclude any raw materials or work-in-progress; and

     (vi) It is not determined by the Lender to be ineligible for any other reason generally accepted in the commercial finance business as a reason for ineligibility.

     "ELIGIBLE RECEIVABLES": the net amount of those Accounts of the Borrower or TFCI (net of any applicable reserves) which arise in the ordinary course of business and which continually meet the following requirements:

          (i) The Account shall not be unpaid more than 90 days from the date of original invoice and shall not be more than 60 days past due;

               (ii) The account debtor with respect to the Account shall not have more than 50% of its then total outstanding Accounts with the Borrower or TFCI remaining unpaid more than 90 days from the applicable dates of original invoice or more than 60 days past due;

               (iii) The Account arose from the performance of services by the Borrower or TFCI which have been fully and satisfactorily performed or from the absolute sale of goods by the Borrower or TFCI in which Borrower or TFI had the sole and complete ownership and which have been shipped or delivered to the account debtor evidencing which delivery the Borrower, TFCI or the Lender has the possession of shipping and delivery receipts;

               (iv) The Account is not subject to any prior or subsequent assignment, claim, lien, security interest or other Lien except that of the Lender and is not subordinated in any manner and the Account does not arise from a Contract prohibiting the assignment thereof or requiring the consent of any Person to such assignment (unless such consent is obtained and Lender has given its prior written approval of the form and substance of such consent);

               (v) (a) The Account is not subject to (aa) any set-off, counterclaim, claim, defense, allowance or adjustment other than discounts (given in the Borrower's or TFCI's ordinary course of business) for prompt payment shown on the invoice, or (bb) dispute, objection or complaint (whether by the Account debtor concerning its liability on the Account or otherwise), (b) the goods, the sale of which gave rise to the Account, have not been returned, rejected, lost or damaged and are not subject to any right of return sales or guaranty or any consignment, and (c) the Account is otherwise fully enforceable and the Borrower or TFCI does not need to be qualified to do business in the State where the Account Debtor is located in order to enforce the Account;

               (vi) The Account arose in the ordinary course of business from a bona-fide transaction and all transactions relating thereto are in full compliance with Applicable Law;

               (vii) The Account is not due from (a) the United States or any agency, department or subdivision thereof unless the rights to such Account have been validly assigned to the Lender in accordance with all applicable requirements of Applicable Law; or
               (b) any state or municipality or any agency, department or subdivision thereof, or (c) any account debtor located outside the United States unless such Account is secured by a letter of credit from a bank acceptable to the Lender and which letter of credit is in form and substance acceptable to the Lender;

               (viii) No petition in bankruptcy or other application for relief under the Bankruptcy Code or other insolvency law has been filed with respect to the account debtor; and the account debtor has not made an assignment for the benefit of creditors, become insolvent, or suspended or terminated business; and the account debtor is generally paying its debts as they become due;

               (ix) The account debtor is not an Affiliate of the Borrower or its shareholders;

               (x) The Lender has a first priority attached and perfected security interest in the Account;

               (xi) The Account complies with Section 6.4(b) hereof and with any other covenant, agreement, representation, warranty, or other applicable term or provision of any Financing Document; and

               (xii) The Account is not determined by the Lender to be ineligible for any other reason generally accepted in the commercial finance business as a reason for ineligibility.

     In addition, in the event that the Lender in its reasonable discretion determines that the Accounts owed by a particular account debtor constitute too high a percentage of the then aggregate amount of Accounts, the Lender shall have the right to lower the amount of Accounts of such account debtor which shall be considered Eligible Receivables.

     "ENVIRONMENTAL LAWS": all laws, rules, codes, ordinances, and regulations, and all consent decrees, administrative orders or judgments relating to public health or safety and/or the environment, including without limitation those laws, rules, codes, ordinances and regulations identified in the definition of the term "Hazardous Materials," all as amended, supplemented or otherwise modified from time to time.

     "EQUIPMENT": (a) all machinery, equipment, spare parts, tools, furniture, and furnishings and instruments of conveyance, including motor vehicles, (b) all other goods except goods that constitute Inventory, and (c) all replacements and substitutions for, and all accessions to, the foregoing, in each case whether now or hereafter existing or now owned or hereafter acquired by the Borrower or TFCI, as the case may be, and wherever located and whether or not the same is subject to Article 9 of the Uniform Commercial Code or constitutes a "fixture" or constitutes Equipment by reason of any one or more than one of the preceding clauses.

     "ERISA AFFILIATE": any trade or business (whether or not incorporated) that is member of a group of which the Borrower or any of its Subsidiaries is a member and which is treated as a single employer under Section 414 of the Code.

     "EUROCURRENCY RESERVE REQUIREMENTS": for any day, the aggregate (without duplication) of the maximum reserve percentages, expressed as a decimal, including, without limitation, basic, supplemental, marginal and emergency reserves, in effect on such day, established by the Board of Governors of the Federal Reserve System (or any successor) or any other banking authority, domestic or foreign, to which the Lender is subject, for "Eurocurrency Liabilities" as defined in Regulation D. Such reserve percentages shall include, without limitation, those imposed under Regulation D. Loans that are part of any Libor Revolving Credit Portion shall be considered to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Lender under Regulation D. The Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Requirements.

     "EURODOLLAR BASE RATE": with respect to each day during each Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/32 of one percent) for deposits in United States dollars for one month, three month, or six month maturities (as applicable to such Interest Period), as the case may be, which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two Eurodollar Business Days prior to the commencement of such Interest Period. If such rate does not appear on the Telerate Page 3750, the rate to be utilized shall be the offered rate (rounded upwards, if necessary, to the nearest 1/32 of one percent) which appears, or if two or more such rates appear, the average (rounded upwards, if necessary, to the nearest 1/32 of one percent) of the offered rates which appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the day that is two Eurodollar Business Days prior to the commencement of such Interest Period.

     If both the Telerate and Reuters systems are unavailable, then the rate will be determined on the basis of the offered rates for which deposits in U.S. dollars for a period equal to or approximately equal to the applicable Interest Period are offered by four major banks (selected by the Lender) in the London interbank market, at approximately 11:00 a.m., London time, on the day that is two Eurodollar Business Days preceding the first day of the proposed Interest Period. The principal London office of each of the four major banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Lender, at approximately 11:00 a.m., New York City time, on the date that is two Eurodollar Business Days prior to the first day of the applicable Interest Period, for loans in U.S. dollars to leading European banks for a period equal to or approximately equal to the applicable Interest Period. In the event that the Bank is unable to obtain any such quotation as provided above, interest shall accrue at a rate per annum equal to the Prime Rate.


     "EURODOLLAR BUSINESS DAY": any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Lender in its sole discretion acting in good faith.

     "EVENT OF DEFAULT": any of the events specified in Section 7.1 of the Credit Agreement.

     "EXISTING LENDER": Congress Financial Corporation, 1133 Avenue of the Americas, New

York, NY 10036.

     "FINANCIAL STATEMENTS": the consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 1997 and the related statements of operations, stockholder's equity and cash flows of the Borrower and such Subsidiaries for the fiscal year then ended, and the accompanying footnotes together with the report thereon, dated the date hereof, by KPMG Peat Marwick LLP, independent public accountants, and the interim balance sheet of the Borrower and such Subsidiaries as at June 30, 1997 and the related statements of operations and source and use of funds for the three (3) month period then ended.

     "FINANCING DOCUMENTS": (a) this Agreement, the Note, the Guaranty Agreement, of even date herewith, between TFCI and the Lender, and the Guaranty Agreement, of even date herewith, between AVest, and the Lender, the Pledge Agreement, of even date herewith, from the Borrower to the Lender, the Borrower's Questionnaire, and the Company's Questionnaire, any landlord's waiver(s), and (b) any other written agreement, instrument, certificate, financing statement or other document, whether now or hereafter existing, executed or delivered in connection with or otherwise related to any of the agreements, instruments or other documents referred to in clause (a) or otherwise relating in any way to any of the Revolving Credit Loans or any collateral, as any of the foregoing referred to in clause (a) or (b) may be amended, supplemented or otherwise modified from time to time.

     "FOREIGN JURISDICTIONS": as defined in Section 2.1 of the Credit Agreement.

     "GAAP": generally accepted accounting principles as in effect in the United States of America.

     "GENERAL INTANGIBLES": (a) any and all intangible, personal property of the Borrower or TFCI, as the case may be, of every kind, nature and description including, without limitation, (i) rights to the payment or receipt of money or other forms of consideration of any kind at any time now or hereafter owing or to be owed to the Borrower or TFCI, as the case may be, (ii) claims for tax refunds, (iii) causes of action, whether sounding in tort, contract, patent infringement or otherwise and whether or not currently in litigation (provided, that, it is understood and agreed that nothing contained in any Finance Document shall, or shall be interpreted to, obligate the Lender to prosecute any such cause of action), (iv) judgments, (v) patents, patent rights, trademarks, trademark rights, copyrights, trade names, trade name rights, all rights under applications for any of the foregoing, all rights under licenses relating to any of the foregoing, and all other rights with respect to the foregoing, (vi) inventions, (vii) trade secrets, (viii) designs, (ix) goodwill, (x) franchises,
(xi) customer lists, (xii) licenses, and (xiii) corporate and other business records, and (b) any and all tangible, personal property, in the nature of documents, records and the like, constituting, evidencing or otherwise relating to any such intangible personal property, in each case whether now or hereafter existing or now owned or hereafter acquired by the Borrower or TFCI and whether the same is subject to Article 8 or 9 of the Uniform Commercial Code or constitutes a General Intangible by reason of any one or more than one of the preceding clauses.

     "GOVERNMENT APPROVAL": any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any governmental unit.

     "GUARANTORS": T.F. Cushing, Inc., a Massachusetts corporation, AVest, Inc., a Delaware corporation, and any other Person (if any) who is a guarantor, endorser, or surety with respect to any of Secured Obligations.

     "HAZARDOUS MATERIAL": (aa) "hazardous substances" or "toxic substances" as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601, ET SEQ., or the Hazardous Materials Transportation Act, 49 U.S.C. ss.1801, all as amended and amended after this date; (bb) "hazardous wastes," as that term is defined by the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 6901, ET SEQ., as amended and amended after this date; (cc) any pollutant, contaminant or hazardous, dangerous, or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste substance or material, all as amended or amended after this date; (dd) any other substance the presence of which requires investigation or remediation under any law, regulation, ordinance or requirement; (ee) crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (ff) any radioactive material; (gg) asbestos in any form or condition; and (hh) polychlorinated biphenyls (PCBs) or substances or compounds containing PCBs.

     "INDEBTEDNESS":  of any Person at any particular date, without duplication,
(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than Trade Debt) or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person upon which interest charges are customarily paid, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person under capitalized leases, (e) all obligations of such Person in respect of acceptances or letters of credit issued or created for the account of such Person, (f) all liabilities secured by any Lien on any property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment thereof, and (g) all obligations of such Person in respect of interest rate protection agreements, interest rate future agreements, foreign currency exchange agreements and any other hedging arrangements.

     "INSTITUTIONAL HOLDER": any bank, insurance company, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other financial institution or institutional investor.

     "INTANGIBLE ASSETS" with respect to any Person, (i) those assets of such Person which, in accordance with GAAP, are properly classified as intangible assets on a balance sheet of such

Person including without limitation goodwill, franchises, licenses, patents, trademarks, tradenames, and copyrights, plus (ii) any advance or other loan from such Person to any officer, shareholder, director or employee of such Person or of any Affiliate of such Person.

     "INTEREST EXPENSE": for the applicable period, all interest paid or payable by the Borrower or any of its Subsidiaries in such period, including, but not limited to, interest paid or payable on the Revolving Credit Loans and on all other Indebtedness (including without limitation imputed interest on capitalized lease obligations), determined in accordance with GAAP on a consolidated basis.

     "INTEREST COVERAGE RATIO": for the applicable period, the ratio of Consolidated EBIT for such period to Interest Expense for such period.

     "INTEREST PERIOD": with respect to any Libor Revolving Credit Portion, any period of 1, 3 or 6 months, commencing on a Eurodollar Business Day, selected as provided for in Section 1.6(b) of the Credit Agreement and the definition of LIBOR Request, provided, however, that:

     (1) any Interest Period (other than an Interest Period determined pursuant to clause (3) below) that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Business Day unless such Eurodollar Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Eurodollar Business Day;

     (2) any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (3) below, end on the last Eurodollar Business Day of a calendar month;

     (3) any Interest Period that would otherwise end after the Revolving Credit Maturity Date shall end on the Revolving Credit Maturity Date; and

     (4) notwithstanding clause (2) above, no Interest Period shall (unless otherwise agreed to by the Lender) have a duration of less than one month and if any Interest Period would be for a period shorter than one month, such Interest Period shall (unless the Lender otherwise agrees) not be available hereunder.

     "INVENTORY": (a) all inventory (as defined in the UCC, as adopted in the State of Connecticut on the date hereof), including, but not limited to, (i) all goods held by Borrower or TFCI, as the case may be, for sale or lease or to be furnished under contracts of service or furnished under such contracts; (ii) all work in process; (iii) all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of such inventory or otherwise used or consumed in Borrower's or TFCI's business; and (b) all documents evidencing and general intangibles relating to any of the foregoing, in each case whether now or hereafter existing or now owned or hereafter acquired by Borrower or TFCI and wherever located and whether or not the same is subject to Article 9 of the Uniform Commercial Code or constitutes Inventory by reason of any one or more than one of the preceding clauses.

     "LEGAL REQUIREMENT": any requirement imposed upon Lender by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Federal Reserve Board, the Bank of England or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom or any political subdivision of either thereof.

     "LIABILITIES": as of any date, shall mean, without duplication, (i) all indebtedness, obligations and liabilities of the Borrower and/or its Subsidiaries which would be reflected as liabilities on a balance sheet, as of such date, of the Borrower prepared in accordance with GAAP, (ii) all obligations, indebtedness and other liabilities of the Borrower secured by any Lien on any assets or other properties of such Person.

     "LIBOR OPTION" or "LIBOR OPTION": the option granted pursuant to Section 1.6(b) of the Credit Agreement to have the interest on a portion of the principal amount of the Revolving Credit Loans based on a LIBOR Rate.

     "LIBOR RATE" or "LIBOR RATE": means, with respect to each day during each Interest Period, the rate determined in accordance with the following formula:

                              EURODOLLAR BASE RATE
            ------------------------------------------------------
                    1.00 - Eurocurrency Reserve Requirements


     "LIBOR REQUEST" or "LIBOR REQUEST": a notice in writing (or if permitted by Lender, by telephone) from Borrower to Lender requesting that interest on a LIBOR Revolving Credit Portion be based on the LIBOR Rate, specifying: (i) the first day of the Interest Period; (ii) the length of the Interest Period consistent with the definition of that term; and (iii) the dollar amount of the LIBOR Revolving Credit Portion consistent with the definition of such term.

     "LIBOR REVOLVING CREDIT PORTION" or "LIBOR REVOLVING CREDIT PORTION": that portion of the Revolving Credit Loans specified in a LIBOR Request (including any applicable portion of any Revolving Credit Loans which is being borrowed by Borrower concurrently with such LIBOR Request) which is not less than $500,000 and is an integral multiple of $100,000 which does not exceed the outstanding balance of Revolving Credit Loans not already subject to a LIBOR Option and, which, as of the date of the LIBOR Request specifying such LIBOR Revolving Credit Portion, has met the conditions for basing interest on the LIBOR Rate in Section 1.6(b) of the Credit Agreement and the Interest Period of which has commenced and not terminated.

     "LIEN": any mortgage, security interest, pledge, title retention agreement, hypothecation, assignment, lien, attachment, garnishment, levy, charge, or other encumbrance of any kind.

     "LOAN" and "LOANS": as those terms are respectively defined in Section 1.2 of the Credit Agreement.

     "MASSACHUSETTS SITE": the facility operated by TFCI at 126 Myron Street, West Springfield, Massachusetts 01089 or such other location in Massachusetts as may be approved in writing by the Lender.

     "MATERIAL ADVERSE EFFECT": (a) with respect to any Person, a material adverse effect upon such Person's business, assets, liabilities, financial condition, results of operations or business prospects, (b) with respect to a group of Persons "taken as a whole", a material adverse effect upon such Persons' business, assets, liabilities, financial conditions, results of operations or business prospects taken as a whole on, where appropriate, a consolidated basis and (c) with respect to this Agreement, any Contract or any other obligation, a material adverse effect, as to any party thereto, upon the binding nature, validity or enforceability thereof or the ability of any party thereto to perform thereunder.

     "NATURAL RESOURCES": each and all of the atmosphere, air, waters, earth, land, minerals, flora, fauna, fish, shellfish, wildlife, biota and/or other natural resources.

     "OBLIGOR LEGAL OPINION": an opinion of John C. Loring, Esq., counsel for the Borrower and the Guarantors, dated the date of the making of the initial Revolving Credit Loan.

     "PATENTS": patents, patent rights or licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, and any other rights with respect to the foregoing.

     "PBGC": the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

     "PERMITTED INDEBTEDNESS":
     -------------------------

          (a) any Revolving Credit Loans and any other Indebtedness owed to the Lender;

          (b)  annual real property rental expenses of Borrower  permitted under
               Section 5.14 of the Credit Agreement;

          (c) Indebtedness in respect of taxes, assessments, governmental charges, levies and claims which at the time are not required to be paid under Section 4.4 of the Credit Agreement;

          (d)  Indebtedness secured by Permitted Liens; and

          (e) operating leases for personal property entered into in the ordinary course of business consistent with the Borrower's past practices and permitted under Section 5.14 of the Credit Agreement.

     "PERMITTED LIEN":
     -----------------

          (a) Liens for taxes not yet due or which are being contested as permitted by and in accordance with Section 4.4 of the Credit Agreement;

          (b) carriers', warehousemen's, mechanics' materialmen's, landlord's, repairmen's or other like Liens arising in the ordinary course of business and not overdue for a period of more than 30 days or (in the case of mechanics' Liens only) the full amount of which has been bonded;

          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower.

          (f) purchase money security interests in equipment or capitalized leases of equipment which (i) cover only the property purchased or leased by Borrower, (ii) only secure the related purchase money debt and (iii) which purchase money debt and capitalized lease obligations do not exceed, in the aggregate, $50,000 at any one time outstanding.

     "PERMITTED USES": general working capital purposes of the Borrower, provided that (i) the proceeds of the initial Revolving Credit Loan shall first be used to pay off any Indebtedness to the Existing Lender and (ii) the Borrower may, in the ordinary course of its business, loan a portion of the proceeds of Revolving Credit Loans to TFCI provided that such loans to TFCI shall be no greater than the approximate amount of the proceeds of Revolving Credit Loans attributable to Eligible Receivables and Eligible Inventory of TFCI.

     "PERSON": any individual, corporation, partnership, trust or unincorporated organization, a government or any agency or political subdivision thereof, or any other entity.

     "PLAN": as defined in Section 2.17 of the Credit Agreement.

     "PLAINVIEW REAL ESTATE": the real estate (including all buildings and improvements) located at 205 Express Street, Plainview, New York 11803.

     "PLAINVIEW SITE": the Borrower's offices and other facilities at the Plainview Real Estate.

     "PRIME RATE": Lender's annual rate of interest designated by Lender from time to time as a standard for setting loan rates on certain types of loans, and is not necessarily the lowest or best rate the Lender charges its customers. Each change in such Prime Rate shall affect an adjustment in the applicable interest rate of the day of such change. In the event the Lender no longer has a prime rate, a reasonably comparable substitute rate (selected by the Lender) shall be used in its place.

     "PRIME RATE REVOLVING CREDIT PORTION": that portion of the Revolving Credit Loans that is not subject to a LIBOR Option or is not otherwise bearing interest with reference to the LIBOR Rate.

     "RECEIVABLES": any and all rights and claims to the payment or receipt of money or other forms of consideration or compensation of any kind at any time now or hereafter owing or to be owing or claimed or which could be claimed to be owing to Borrower (whether, if subject to the Uniform Commercial Code, classified thereunder as accounts, contract rights, chattel paper, general intangibles, instruments, securities or otherwise) including, but not limited to, any and all such rights and claims in, to and under: (a) (i) all accounts,
(ii) contracts, including guaranties and contracts of insurance of all kinds, including credit and key-man life insurance and property insurance, (iii) letters of credit, (iv) chattel paper, (v) notes, (vi) drafts, (vii) instruments and securities, (viii) documents, (ix) acceptances, (x) tax refunds, (xi) judgments and (xii) all other debts, obligations and liabilities in whatever form now or hereafter owing to Borrower, and (b) all causes of action, whether in sounding in tort, contract or otherwise and whether or not currently in litigation, in each case whether now or hereafter existing or now owned or hereafter acquired by Borrower and whether or not the same is subject to Article 8 or 9 of the Uniform Commercial Code or constitutes a Receivable by reason of one or more than one of the preceding clauses.

     "REGULATION  D":  Regulation  D of the Board of  Governors  of the  Federal
Reserve System (or any successor) as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "RELEASE": any spilling,  leaking,  pumping, pouring,  emitting,  emptying,
discharging,   injecting,   escaping,  leaching,  dumping,  disposing  or  other
discharging into the environment.

     "RESPONSIBLE OFFICER": with respect to any corporation of the chief executive officer or the president of such corporation and, with respect to any partnership, any general partner of such partnership.

     "REUTERS SCREEN LIBO PAGE": the display designated as page "LIBO" on the Reuters

Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

     "REVOLVING CREDIT DEFAULT RATE": a rate per annum equal to the Prime Rate plus two (2%) percent (i.e., 200 basis points).

     "REVOLVING CREDIT LOAN" and "REVOLVING CREDIT LOANS": as those terms are respectively defined in Section 1.2 of the Credit Agreement including any and all Libor Loans and Prime Rate Loans made pursuant to the Credit Agreement.

     "REVOLVING CREDIT FACILITY": the revolving credit borrowing facility established pursuant to the Credit Agreement.

     "REVOLVING CREDIT INTEREST PAYMENT DATE": (i) with respect to the Prime Rate Revolving Credit Portion, the first day of each and every month, commencing on August 1, 1997; and (ii) with respect to any Libor Revolving Credit Portion, the last day of the applicable Interest Period and also, in the case of an Interest Period of 6 months, that date which is three months after the first day of such Interest Period.

     "REVOLVING CREDIT LOAN TERMINATION DATE": July 9, 1999.

     "REVOLVING CREDIT MATURITY DATE": July 9, 1999.

     "REVOLVING CREDIT MAXIMUM AMOUNT": at any time, the lesser of (i) Two Million Five Hundred Thousand Dollars ($2,500,000) or (ii) the Borrowing Base at such time.

     "SECURED OBLIGATIONS": (a) all indebtedness, obligations and liabilities of the Borrower to the Lender under this Agreement or the Note (including, but not limited to, any and all principal, interest, and all amounts under Section 8.7 of the Credit Agreement) or any other Financing Documents, whether now existing or hereafter arising and whether for payment or performance; and (b) all other indebtedness, obligations, and liabilities of Borrower to the Lender of every kind, nature and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (including, but not limited to, any and all future advances), regardless of how the same arise or by what instrument,  agreement,  or book  account  they  may be  evidenced,  or  whether evidenced by any instrument, agreement, or book account, including, but not limited to, all loans (including any loan by renewal or extension), all other indebtedness, all guarantees, and all reimbursement obligations or other obligations relating to letters of credit and the like; provided that, with respect to TFCI and the Security Interest it grants hereunder in its Collateral, Secured Obligations shall also mean, in addition to the above, all indebtedness, obligations, and liabilities of TFCI to the Lender of every kind, nature and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (including, but not limited to, any and all future advances), regardless of how the same arise or by what instrument, agreement, or book account they may be evidenced, or whether evidenced by any instrument, agreement, or book account, including, but not limited to, all loans (including any loan by renewal or extension), all other indebtedness, all guarantees, and all reimbursement obligations or other obligations relating to letters of credit and the like, including without limitation any guaranty of TFCI under any of the Financing Documents.

     IT IS THE INTENT AND AGREEMENT OF THE PARTIES HERETO THAT ALL INDEBTEDNESS, OBLIGATIONS AND LIABILITIES OF THE BORROWER (AND, IN THE CASE OF TFCI, OF TFCI) TO THE LENDER (WHETHER NOW EXISTING OR HEREAFTER ARISING) BE SECURED BY THE COLLATERAL, REGARDLESS OF WHETHER OR NOT SUCH INDEBTEDNESS, OBLIGATIONS OR LIABILITIES ARE NOW CONTEMPLATED BY SUCH PARTIES. SUCH INDEBTEDNESS,
OBLIGATIONS, AND LIABILITIES MAY BE REDUCED TO ZERO OR OTHERWISE SATISFIED AND THEREAFTER NEW INDEBTEDNESS, OBLIGATIONS AND LIABILITIES INCURRED AND ALL SUCH INDEBTEDNESS, OBLIGATIONS AND LIABILITIES SHALL BE SECURED OBLIGATIONS HEREUNDER.

     "SECURITY INTEREST": shall mean the assignments, security interests, other Liens and rights of setoff in, or with respect to, the Collateral provided for or effected by this Agreement.

     "SPECIFIED ADDITIONAL CLOSING DOCUMENTS":

          (i) a true and complete copy of any such additional financial statements of the Borrower as Lender shall reasonably request.

          (ii) landlord's waivers.

          (iii)Pay proceeds letter, termination agreement, mortgage releases and UCC-3 termination statements executed by the Existing Lender.

          (iv) Finance indemnity letter of Existing Lender.

          (v)  (a) current Borrowing Base Certificate;

               (b)  inventory listings;

               (c)  accounts receivable agings; and

               (d)  accounts receivable reconciliations.

          (vi) title report.

          (vii)stock certificates and stock powers, in blank with respect to pledged stock of TFCI and AVest.

     "SPECIFIED  COVENANT  TESTS":  the  covenants set forth in Sections 5.10 to
5.13 of the Credit Agreement.

     "SPECIFIED PENNSYLVANIA AND CONNECTICUT TAX RETURNS: certain tax returns for the States of Pennsylvania and Connecticut for prior years; provided, however, that the total amount owing with respect to all such years does not exceed $15,000 in the aggregate.

     "SUBSIDIARY": as to any Person, shall mean a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

     "TANGIBLE NET WORTH": at any particular date, for any Person, the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, LESS the aggregate book value of the Intangible Assets of such Person shown on such balance sheet.

     "TAX": in relation to any LIBOR Revolving Credit Portion and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required by any Legal Requirement (i) to be paid by Lender and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by Borrower to Lender; PROVIDED, that the term "Tax" shall not include any taxes imposed upon the net income of Lender.

     "TELERATE PAGE 3750": the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks).

     "TRADE DEBT": Liabilities which consists of trade liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices.

     "TRADE DEBT DEFAULT AMOUNT": $50,000.

     "UCC": the Uniform Commercial Code.